UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 1)*


                              KONINKLIJKE KPN N.V.
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                                (Name of Issuer)


                  Ordinary Shares, nominal value Euro 0.24 each
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                         (Title of Class of Securities)


                              None (See Item 2(e))
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                                 (CUSIP Number)


                                 March 25, 2002
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_| Rule 13d-1(b)

|X| Rule 13d-1(c)

|_| Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP No.  None (See Item 2(e))  13G                        Page 1 of 5 Pages
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1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                              BellSouth Corporation
                          (IRS Employer No. 58-1533433)

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  |_|
                                                                      (b)  |_|

3        SEC USE ONLY


4        CITIZENSHIP OR PLACE OF ORGANIZATION

                   Georgia

NUMBER OF                 5    SOLE VOTING
SHARES                         POWER
BENEFICIALLY                   0
OWNED BY
EACH
REPORTING
PERSON WITH

                          6    SHARED VOTING
                               POWER
                               0

                          7    SOLE DISPOSITIVE
                               POWER
                               0

                          8    SHARED DISPOSITIVE
                               POWER
                               0


9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         0


10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*   |_|


11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.0%

12       TYPE OF REPORTING PERSON*

          HC

-------- -------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP No.  None (See Item 2(e))   13G                       Page 2 of 5 Pages
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Item 1(a).  Name of Issuer:

         Koninklijke KPN N.V.

Item 1(b).  Address of Issuer's Principal Executive Offices:

         Maanplein/Telecomplein 5
         2516 CK
         The Hague, The Netherlands

Item 2(a).  Name of Person Filing:

         BellSouth Corporation

Item 2(b).  Address of Principal Business Office or, if None, Residence:

         1155 Peachtree Street
         Atlanta, Georgia 30309-3610 U.S.A.

Item 2(c).  Citizenship:

         BellSouth Corporation is incorporated under the laws of the State of Georgia

Item 2(d).  Title of Class of Securities:

         Ordinary Shares, nominal value Euro 0.24 each

Item 2(e).  CUSIP Number:

         The Ordinary Shares, which are not traded on U.S. markets, have not been assigned a CUSIP number. The CUSIP number for the related American Depositary Shares is 780641205.

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) or
(c), check whether the person filing is a:

     (a)  |_| Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  |_| Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  |_| Insurance  company as defined in section  3(a)(19) of the Exchange
          Act.

     (d) |_| Investment company registered under section 8 of the Investment Company Act.

     (e)  |_| An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G).

     (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
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CUSIP No.  None (See Item 2(e))        13G                    Page 3 of 5 Pages
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     (i)  |_|  A  church  plan  that  is  excluded  from  the  definition  of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

     (j)  |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|


Item 4.  Ownership.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)  Amount beneficially owned:  0

         (b)  Percent of class:  0.0%

         (c)  Number of shares as to which such person has:
           (i)  Sole Power to Vote or to Direct the Vote:  0

           (ii)  Shared Power to Vote or to Direct the Vote:  0

           (iii)  Sole Power to Dispose or to Direct the Disposition:  0

           (iv)     Shared Power to Dispose or to Direct the Disposition:  0

Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1990 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         N/A




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CUSIP No.  None (See Item 2(e))         13G                   Page 4 of 5 Pages
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Item 7.    Identification  and  Classification  of the Subsidiary  Which
           Acquired the Security Being Reported on By the Parent Holding Company.

If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identification of the relevant subsidiary.

         See Exhibit 1 attached hereto.

Item 8.  Identification and Classification of Member of the Group.

If a group has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(J), so indicate under Item 3(h) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(d), attach an exhibit stating the identity of each member of the group.

         N/A

Item 9.  Notice of Dissolution of Group.

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

         N/A


Item 10.  Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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CUSIP No.   None (See Item 2(e))       13G                   Page 5 of 5 Pages
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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        March 25, 2002
                                        -------------------------------------
                                        Date

                                        /s/ W. Patrick Shannon
                                        -------------------------------------
                                        Signature

                                        W. Patrick Shannon
                                        Vice President - Finance
                                        BellSouth Corporation
                                        ---------------------------------------
                                        Name/Title



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                                                               Exhibit 1

This Schedule is being filed by BellSouth Corporation, on behalf of German Mobilfunk Investments, Inc., a Delaware corporation and an indirect wholly owned subsidiary of BellSouth Corporation.